Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made and entered into this 20th day of July 2021, by and between: Kinpak Inc., an Alabama Corporation (hereinafter “Borrower”); and Regions Bank, an Alabama banking corporation (hereinafter referred to as the “Bank”).

W I T N E S S E T H:

WHEREAS, Borrower has a plant location in Montgomery, Alabama located in the Industrial Development Park and seeks to expand its plant facilities; and

WHEREAS, Borrower entered into that certain Lease Agreement between The Industrial Development Board of the City of Montgomery (“IDB”) and Kinark Corporation, dated September 1, 1979, recorded October 18, 1979, in RLPY Book 461, Page 566, as assigned by that certain Assignment and Assumption of Lease between Kinark Corporation, Ocean Bio Chem, Inc., and The Industrial Development Board of the City of Montgomery, dated February 27, 1996, recorded March 4, 1996, as RLPY Book 1639, Page 276, as assigned by that certain Assignment and Assumption of Lease between Ocean Bio Chem, Inc., KINPAK INC., and The Industrial Development Board of the City of Montgomery, dated December 1, 1996, recorded December 20, 1996, in RLPY Book 1718, Page 613, as restated by that certain Restated Lease Agreement between The Industrial Development Board of the City of Montgomery and Kinpak Inc., dated December 1, 1996, recorded December 20, 1996, in RLPY Book 1718, Page 621, as supplemented by that First Supplemental Lease Agreement between The Industrial Development Board of the City of Montgomery and KINPAK INC., dated March 1, 1997, recorded March 3, 1997, in RLPY Book 1735, Page 209, as supplemented by that certain Second Supplemental Lease Agreement between The Industrial Development Board of the City of Montgomery and KINPAK INC., dated July 1, 2002, recorded July 22, 2002, in RLPY Book 2448, Page 18, and as supplemented by that certain Third Supplemental Lease Agreement between The Industrial Development Board of the City of Montgomery and KINPAK INC., dated June 1, 2017, recorded May 19, 2017 in RLPY Book 4970, Page 192, as amended and restated by that certain Second Restated Lease Agreement dated September 1, 2017, recorded September 26, 2017, in RLPY Book 05018, Page 0018; and

WHEREAS, Borrower has requested a term loan in the amount of Five Million and No/100 Dollars ($5,000,000.00) which will be secured by a Second Priority Mortgage, Assignment of Lease, and Security Agreement for plant expansion on the Property described in Section 1.15 herein owned by the IDB and leased to Borrower; and

NOW, THEREFORE, in consideration of the promises herein contained, and each intending to be legally bound hereby, the parties hereto agree as follows:

1. Defined Terms. As used in this Credit Agreement, the following terms shall have the following meanings (it being understood that other defined terms are defined within the text of this Credit Agreement):

1.1 “Collateral” shall mean a second priority Mortgage on the mortgaged Property and the improvements presently and thereafter located thereon and the personal property, equipment, and fixtures described therein and the Guaranty.

1.2 “Contaminant” shall mean any Hazardous Material, hazardous substance, hazardous waste, pollutant, radioactive substance, radioactive waste, toxic substance, toxic waste, medical waste, special waste, petroleum or petroleum derived substance or waste, asbestos, polychlorinated biphenyls (“PCBs”), or any hazardous or toxic constituent thereof and includes any substance regulated under the Environmental Laws.

1.3 “Credit Agreement” shall mean this agreement between Borrower and Bank and any and all written amendments hereto executed by both Borrower and Bank.

1.4 “Default” shall mean any Event of Default and any event which would be an Event of Default with the giving of notice or lapse of any applicable grace period, or both.

1.5 “Intentionally Omitted”

1.6 “Environmental Laws” shall mean all applicable federal, state or local environmental laws, statutes, common law or equitable principles, rules, regulations, orders, licenses, codes, decrees, judgments, injunctions, approved regulatory plans, notices, or demand letters relating to or addressing (i) noise, (ii) releases, discharges, or emissions of Contaminants into the workplace, community (including without limitation any community or municipal sewer system), or the environment (including without limitation air, surface water, groundwater, land surface, or subsurface strata), (iii) otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, release, disposal, transport, or handling of Contaminants, and (iv) dredging and filtering of wetlands. These Environmental Laws include, but are not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act.

1.7 “Event of Default” shall mean the happening of any one or more of the following:

(1) If default shall be made by Borrower in the payment of any installment of principal or interest under either Note after the expiration of any grace period specified therein;

(2) If default shall be made by Borrower in the performance or observance of any other covenant, agreement or provision contained in any other Loan Document after resort to and expiration of any cure or grace period permitted therein;

(3) If an Event of Default shall occur under any other Loan Document, as such term is defined in such other Loan Document;

(4) If default shall be made by Borrower in the due performance or observance of any other covenant, agreement or provision of this Credit Agreement, or a breach shall exist in any representation, warranty or covenant contained herein;

(5) If Borrower shall be involved in financial difficulties as evidenced:

(i) by admission in writing of Borrower’s inability to pay Borrower’s debts generally as they become due;

(ii) by filing a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the Bankruptcy Act (as now or in the future amended) or an admission seeking the relief therein provided;

(iii) by making a general assignment for the benefit of Borrower’s creditors;

(iv) by consenting to the appointment of a receiver for all or a substantial part of Borrower’s property;

(v) by being adjudicated bankrupt;

(vi) by the entry of a court order appointing a receiver or trustee for all or a substantial part of any such Borrower’s property, which order shall not be vacated, set aside or stayed within thirty (30) days from the date of entry;

(vii) by the assumption of custody or sequestration by a court of competent jurisdiction of all or substantially all of any of such Borrower’s property, which custody or sequestration shall not be suspended or terminated within thirty (30) days from its inception; or

(viii) by the default under any other loan agreement, credit agreement, promissory note or loan document with Bank or with any material loan document with any other lender, after resort to grace or cure periods set forth therein, if any.

(6) If any material adverse change shall occur in the financial condition, operations, properties, or prospects of Borrower or any event shall occur which has a material adverse impact on Borrower’s ability to perform Borrower’s obligations under the Loan Documents.

1.8 “Financial Statements” shall mean the financial statements including financial information of Borrower as required to be provided in this Credit Agreement.

1.9 “Guarantor” shall mean Ocean Bio-Chem, Inc.

1.10 “Hazardous Materials” shall include without limitation, any flammable, hazardous wastes, hazardous or toxic substances or related materials defined in and subject to regulation under the Environmental Laws.

1.11 “Liabilities” shall mean whenever used herein, all indebtedness, liabilities, and obligations of Borrower to Bank, whether jointly or severably, matured or unmatured, liquidated or unliquidated, direct or indirect, primary or secondary, absolute or contingent, now existing or hereafter arising, and whether arising by contract, operation of law, or otherwise, and all extensions, modifications, and renewals thereof, whether incurred or given as maker, endorser, guarantor, surety or otherwise, including without limitations, the Loans and indebtedness evidenced by each Note or any modification, amendment, renewal or replacement thereof or therefore.

1.12 “Loan” shall mean the loan being made by Bank to Borrower, pursuant to this Credit Agreement and represented by the Note.

1.13 “Loan Documents” shall mean this Credit Agreement, the Note, the Mortgage, the closing statement, and all other documents executed by Borrower, Bank or any third party pursuant to the Loan, individually or collectively, as the case may be.

1.14 “Mortgage” shall mean that certain Mortgage, Assignment of Leases and Security Agreement on the Property to be filed in the probate records of Montgomery County, Alabama, of all or any portion of such Property and Security Agreement on any leasehold or fee interest of Borrower in the Property, and delivered to Bank to secure the Notes, as such Mortgage may be amended from time to time.

1.15 “Property” shall mean the following parcels of real estate more particularly described in the mortgages to and any improvements now or in the future located on the real estate:

(1) 2780 Gunter Park Drive East, Montgomery, Alabama

1.16 “Release” shall mean releasing, spilling, leaking, migrating, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, depositing, dispensing or dumping into or onto the environment (including without limitation air, surface water, groundwater, land surface or subsurface strata), whether intentional or unintentional.

2. The Loan.

2.1 General Description. Subject to the terms and conditions of this Credit Agreement and the terms and conditions of the Note, Bank agrees to extend a term note in the amount of Five Million and No/100 Dollars ($5,000,000.00) (“Note”).

2.2 Interest. Interest shall be paid to Bank on the amount of the Loan outstanding from time to time and shall be payable at the rate of interest at the time or times set forth in the Note.

2.3 Security. Security for the Loan shall be the Collateral.

2.4 Origination Fee. Borrower shall not pay to Bank an origination fee.

2.5 Term. The obligation to repay the Loan, amortization and other terms of the Loan shall be evidenced by and contained in the Note, the terms of which are incorporated herein by reference.

3. Documents. In addition to the other conditions to the extension of credit contained in this Credit Agreement, Bank shall have no obligation to disburse the funds as required by the Note until Borrower has delivered the following items to Bank, in form and substance satisfactory to Bank:

3.1 The executed Loan Documents.

3.2 Certified copy of the resolutions of Borrower authorizing the execution and delivery of the Loan Documents and identifying the individual authorized to execute the same.

3.3 Copies of documents evidencing any current interests in and liens against the Property.

3.4 Certificate of Existence for Borrower.

3.5 Evidence that the use of the Property does not violate any zoning restrictions covering the Property.

3.6 A policy of flood insurance naming Bank as an additional insured, covering the Property in the maximum amount available, or proof satisfactory to Bank that the Property is not located within a designated flood plain.

3.7 UCC searches on such parties and in such locations as Bank may require.

3.8 A Certificate of the Secretary of Borrower certifying the names and true signatures of the officers of Borrower authorized to sign the Loan Documents to which it is a party and the other documents to be delivered by Borrower under this Agreement.

3.9 Certificate of Good Standing from the state of the incorporation of Borrower.

3.10 Such other documents as Bank may require.

4. Conditions of Lending. Bank shall not be obligated to extend the credit evidenced by the Note and this Credit Agreement unless all the following conditions shall have been met as of the date hereof.

4.1 Representations True and Correct; Etc. The representations and warranties contained in Section 5 hereof shall be true and correct; Borrower shall be in compliance with all of the terms and provisions contained in the Loan Documents, no Event of Default shall have occurred hereunder; and neither the business nor assets nor the condition, financial or otherwise, of Borrower shall have been materially adversely affected in any material manner as the result of any fire, explosion, accident, strike, riot, condemnation, or acts of God, or other event or development.

4.2 Due Authorization. All proper proceedings shall have been taken by Borrower and all other necessary parties authorizing the execution and delivery of this Credit Agreement and authorizing the transactions contemplated hereby and Bank shall have received certified copies of all actions taken by the Borrower and other necessary entities, authorizing the execution, delivery and performance of the Loan Documents and each and every other document to be delivered pursuant to this Agreement.

4.3 Documentation. All instruments and proceedings in connection with the transactions contemplated by this Credit Agreement shall be satisfactory, in form and substance, to Bank, and Bank shall have received copies of all documents, instruments, agreement and other matters, including records of corporate, proceedings, which it may have requested in connection therewith.

4.4 Title Policy. A Commitment for Loan Policy of Title Insurance in the amount of Five Million and No/100 Dollars ($5,000,000.00), by which said title company commits to issue a mortgagee’s policy of title insurance that:

(1) Specifically insures that the Mortgage is a second lien upon the Property;

(2) Waives the following standard exceptions and insures over (i) facts which would be disclosed by a comprehensive survey of the premises for the properties which Borrower can produce an existing survey, (ii) rights and claims of parties in possession, and (iii) mechanic’s, contractor’s or materialmen’s liens and lien claims; and

(3) Commits to issue such other endorsements as are customary in connection with mortgage loans of this amount in Alabama.

5. Warranties and Representations. Borrower represents and warrants to Bank that:

5.1 Existence of Borrower. Borrower is a Alabama corporation duly organized, validly existing and in good standing under the laws of the State of Alabama and is in good standing in every jurisdiction in which the character of the properties owned by Borrower or in which the transaction of Borrower’s business makes Borrower’s qualifications necessary. Borrower has the power and authority to own its own assets and to transact the business in which it is now engaged.

5.2 Due Authorization. Borrower has full power and authority to enter into this Credit Agreement, to execute and deliver the Loan Documents, and to incur the obligations provided for herein, all of which have been duly authorized by all proper and necessary company action.

5.3 Validity; No Conflicts. This Credit Agreement and all Loan Documents constitute, and when executed and delivered for value received will constitute, valid and legally binding obligations of Borrower enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and except for general equitable principles, and will not violate, conflict with or constitute any default under any law, government regulation, organizational documents of Borrower, or any other agreement or instrument binding upon Borrower.

5.4 Litigation. There are no actions, suits, proceedings or investigations pending against Borrower, to the knowledge of Borrower, threatened against it before or by any court or administrative agency which, if determined adversely to Borrower, would have a material adverse effect on Borrower’s financial condition, operations or prospects.

5.5 Title to Properties. Borrower has good and marketable title to all of its assets, subject to no lien, mortgage, pledge, encumbrance, or charge of any kind not previously disclosed in writing to Bank.

5.6 Financial Statements. The financial statements of Borrower, which have been heretofore delivered to Bank, are true, correct and accurate in all material respects and there have been no material adverse changes in the financial condition of Borrower since the date of the latest financial statements.

5.7 Permits and Licenses. Borrower has obtained and now possesses all necessary or required permits, franchises, certificates and other authorizations from governmental and/or regulatory authorities permitting Borrower to operate Borrower’s business as is now conducted.

5.8 Compliance with Laws. To the knowledge of Borrower, Borrower is in compliance with all federal, state, and local laws, rules, regulations, ordinances, codes, and orders (collectively, the “Laws”), the failure to comply with which could have a materially adverse effect on the condition, financial or otherwise, operations, properties, or business of the Borrower or on the ability to Borrower to perform its obligations under the Loan Documents.

5.9 Environmental Matters. Except as otherwise disclosed to Bank in writing herewith, Borrower represents and warrants that the Property has not previously been used and is not now used in a manner that violates the Environmental Laws and, to the best of Borrower’s knowledge, there are no environmental liens attached to the Property and no present events, conditions, circumstances, activities, practices, incidents, actions or plans which may give rise to any liability or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing or investigation arising under any Environmental Law based on the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the release into the workplace, the community or the environment of any Contaminant.

5.10 Principal Place of Business; Records. The principal place of business and chief executive offices of Borrower and the place where the records required by Section 6.9 hereof are kept are the addresses of Borrower shown in Section 12 hereof.

5.11 Anti-Terrorism Laws.

(A) General. Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(B) Executive Order No. 13224.

(1) Neither Borrower nor any Affiliate of Borrower is any of the following (each a “Blocked Person”):

(a) A Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(b) A Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(c) A Person with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(d) A Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(e) A Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(f) A Person who is affiliated with a Person listed above.

(2) No Borrower Party (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

6. Affirmative Covenants. Borrower agrees and covenants that until the Loans have been paid and performed in full, Borrower shall:

6.1 Entity Existence. Maintain its existence and, in each jurisdiction in which the character of the properties owned by it or in which the transaction of its business makes qualification necessary, maintain good standing.

6.2 Payment of Obligations. Comply with all applicable statutes and governmental regulations and pay all taxes, assessments, charges, claims for labor, supplies, rent, and other obligations which, if unpaid, might give rise to a lien against Borrower’s property, except claims being contested in good faith against which reserves deemed adequate by Bank have been set up.

6.3 Annual Financial Statements and Tax Returns. Within one hundred twenty (120) days of the close of each fiscal year of Guarantor shall furnish Bank with consolidated annual financial statements, audited by a certified public accountant satisfactory to Bank.

6.4 Interim Financial Statements. Within sixty (60) days after the close of each calendar quarter Guarantor shall furnish Bank with consolidated interim statements, prepared by Guarantor in accordance and consistent with the past practices of Guarantor.

6.5 Intentionally ommitted.

6.6 Inspection. Upon reasonable notice, permit persons designated by Bank to inspect any and all of the property and company and financial books and records of Borrower and to discuss Borrower’s affairs with its members and employees at such reasonable times, during business hours at its principal place of business, as Bank shall request and furnish Bank with such miscellaneous information as it may reasonably request, provided that such discussions shall be after notice to Borrower and conducted in the presence of a designated officer of Borrower. Upon reasonable notice, Borrower shall assemble all such books and records requested to be inspected by Bank at Borrower’s principal place of business.

6.7 Conduct of Business. Conduct its business as is now contemplated and do all things necessary to preserve, renew and keep in full force and effect Borrower’s rights and franchises necessary to continue Borrower’s business as is contemplated.

6.8 Condition of Properties. Keep Borrower’s properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needed and proper repairs, renewals, replacements, additions and improvements thereto and comply with the provisions of all leases to which they are a party or under which they occupy property so as to prevent any loss or forfeiture thereof or thereunder.

6.9 Litigation and Other Notices. Give Bank prompt written notice upon learning of any of the following:

(1) the occurrence and nature of any Event of Default and any corrective action taken or proposed to be taken with respect thereto; or

(2) all events of default or any event that would become an event of default upon notice or lapse of time or both under any of the terms or provisions of any note, or of any other evidence of indebtedness or agreement or contract governing the borrowing of money of Borrower if any such event of default would reasonably be expected to have a material adverse effect on Borrower; or

(3) levy of an attachment, execution or other process against any of the property or assets, real or personal, of Borrower, if such levy would reasonably be expected to have a material adverse effect on Borrower; or

(4) the filing or commencement of any action, suit or proceeding by or before any court or any federal, state, municipal, foreign or other governmental department, commission, instrumentality or agency which, if adversely determined against Borrower, would materially adversely affect the business, operations, properties, assets or financial condition of Borrower, provided, however, that any proceeding which is being diligently contested in good faith, and for which there is either adequate insurance or against which reserves have been set up shall not constitute an Event of Default; or

(5) notices received from federal or state regulatory agencies or any tribunal relating to an order, ruling, statute or other law or information which might materially and adversely affect the franchises, permits, licenses or rights, or the condition, financial or otherwise, of Borrower, together with a copy of such notice; or

(6) any matter (other than those specified above as to which Bank has received due notice) which has resulted in, or which Borrower reasonably believe will result in a materially adverse change in the financial condition or operations of Borrower.

6.10 Maintenance of Records. Keep adequate records and books of account, in which full and correct entries regarding Borrower’s business and affairs will be made in accordance with generally accepted accounting principles (GAAP) consistently applied, reflecting all financial transactions of Borrower.

6.11 Licenses, Permits, Etc. Duly and lawfully obtain and maintain in full force and effect all licenses, certificates, permits, authorizations, approvals, and the like which are material to the conduct of the business of Borrower or which may be otherwise required by law.

6.12 Compliance with Laws and Agreements. Comply in all material respects with (i) all laws, the failure to comply with which causes a material adverse effect on the condition, financial or otherwise, operations, properties, or business of Borrower, or on Borrower’s ability to perform Borrower’s obligations under the Loan Documents; and (ii) all material agreements, indentures, mortgages, and other instruments to which Borrower is a party or by which Borrower’s properties are bound.

6.13 Environmental Laws. Comply with the requirements of all Environmental Laws and shall promptly notify Bank in the event of the discovery of Hazardous Wastes on the Property. Further, Borrower will promptly forward to Bank copies of all orders, notices, or reports in connection with any discharge, spillage, or the discovery of Hazardous Wastes or violations of any Environmental Laws which affect the Property.

6.14 Insurance. Borrower shall at all times maintain the following policies of insurance on the Property:

(a) with respect to the Property, commercial general liability insurance in favor of Borrower (and naming Bank and its successors and assigns, as their interest may appear, as additional insureds), in an amount as may be specified by Bank from time to time;

(b) with respect to any Collateral, such casualty insurance against loss or damage as Bank may reasonably require from time to time;

(c) with respect to the business, maintain business interruption insurance in an amount as may be specified by Bank from time to time;

(d) such other insurance as may be required by applicable laws (including worker’s compensation and employer’s liability insurance) or as Bank may reasonably require from time to time.

Any policy of property insurance required by clause (b) above shall be in an amount not less than the full replacement cost of the property covered by such policy, shall contain a “full replacement cost” endorsement, shall protect against fire, “extended coverage” and other “All-Risk” perils and shall insure against flood loss risk if the Property is located in a Flood Hazard Area, and shall name Bank and its successors and assigns, as its interest may appear, as “mortgagee” for any building coverage and “loss payee” for any personal property/contents coverage. Any policy of commercial general liability insurance required by this Section shall cover personal injury and property damage, and such insurance shall be primary and non-contributing with any other insurance available to Bank. All insurance policies shall be in form and substance and issued by insurers reasonably satisfactory to Bank and shall contain such deductibles and such endorsements as Bank may reasonably require. Upon request by Bank from time to time, Borrower shall deliver to Bank originals or copies of all such insurance policies and certificates evidencing such policies. Borrower shall cause each insurer under each of the policies to agree (either by endorsement upon such policy or by letter addressed to Bank) to give the Bank at least thirty (30) business days’ prior written notice of the cancellation of such policies in whole or in part or the lapse of any coverage thereunder.

7. Negative Covenants. Until the Loan has been repaid in full, without prior written notification and the written consent of Bank, Borrower shall not:

7.1 Continuity of Existing Business. At any time sell the business, the Property, the Collateral or any part thereof, merge or consolidate with another person or entity, acquire or engage in any other business or venture or cease to remain in or to engage in substantially the same business as it is presently engaged.

7.2 Liens and Encumbrances. Assume any liability, debt, or other obligation of any person and/or entity or create, assume, incur or suffer to exist any lien or encumbrance of any kind, upon any of the Collateral, whether now owned or hereafter acquired, or upon the income or profits therefrom, except for:

(a) Liens for taxes, assessments and other governmental charges which are not delinquent or which are being contested in good faith by appropriate proceedings diligently conducted, against which reserves have been set up;

(b) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other similar laws or to secure the performance of statutory obligations of a like nature (exclusive of obligations for the payment of money borrowed);

(c) Liens imposed by law in connection with transactions in the ordinary course of business, such as liens of carriers, warehousemen, mechanics and materialmen for sums not yet due or being contested in good faith and by appropriate proceedings diligently conducted, against which adequate reserves have been set up; and

(d) Liens in favor of Bank;

(e) A liability, debt, or other obligation incurred in the normal course of business not to exceed $250,000, excluding any amounts due for trade payables.

7.3 Loans and Advances. Make loans or advances to any person or persons, except for a minimal loan to an employee of Borrower and also except for those advances associated with certain materials purchases in the normal course of business operations.

7.4 Transactions with Affiliates. Enter into any transaction including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any affiliate including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than would be obtained in a comparable arms-length transaction with a person not an affiliate.

7.5 Conflicting Agreements. Enter into any material agreement containing any provision which would be violated or breached by the performance of Borrower’s obligations under this Credit Agreement.

7.6 Fixed Charge Coverage Ratio. Guarantor fixed charge coverage ratio is defined as EBITDA (Net Income before taxes and depreciation plus amortization plus interest expense plus non-recurring and/or non-cash losses and expenses minus non-recurring and/or non-cash gains and income) minus distributions minus cash taxes paid minus unfunded capital expenditures to sum of prior period Current Maturities of Long Term Debt plus interest expense which. “shall be greater than or equal to 1.2 to 1.00 tested quarterly on a rolling four-quarter basis.

7.7 Debt to Capitalization. Guarantor shall maintain a maximum debt to capitalization of .75 to 1; defined as funded debt divided by the sum of total net worth and funded debt, tested at the end of each fiscal quarter.

7.8 Change of Ownership. At any time shall majority shareholder’s ownership drop below 50% of the outstanding shares of Borrower.

7.9 Banking Relationship. Borrower shall maintain its current banking relationship using the products and services currently provided by Bank.

8. Event of Default. Upon the Event of Default, Bank shall have all of the remedies set forth in any of the Loan Documents.

9. Cross-Default and Cross-Collateralization. The Notes and Collateral hereunder shall be cross-collateralized and cross-defaulted with each Note hereunder and any other note executed by Borrower in favor of Regions Capital Advantage, Inc. (“RCA”), or any other note executed by Borrower for the benefit of Regions Bank. Borrower agrees that a default under any Note contemplated hereunder or with RCA, shall constitute a default under all Notes contemplated herein and Regions Bank, RCA or holder, as the case may be, shall thereafter have all rights and remedies following a default under the Loan Documents. All collateral including, but not limited to, the Collateral defined in Section 1.2 herein, which Regions Bank or RCA may at any time acquire from Borrower or from any source in connected with the indebtedness to Regions Bank or RCA arising under or pursuant to this Agreement or any agreement with RCA shall constitute security for all Liabilities (as such term is defined in Section 1.13) without apportionment or designation as to particular obligations, and all obligations, however and whenever occurred, shall be secured by such collateral howsoever and whensoever acquired, and it is the express intent of the parties to this Agreement that all advances made by Regions Bank or RCA to Borrower shall be so cross-collateralized neither Regions Bank nor RCA shall have any obligation to list any of such collateral described in or referred to in this Agreement upon any of the documents executed in conjunction with the indebtedness, upon any future notes or extensions of credit, it being the intention of the parties to this Agreement that all such transactions shall be collateralized by the collateral, and the documents executed in conjunction herewith. Bank shall have the right, in its sole discretion, to determine the order in which Bank’s rights and remedies against any of the collateral are to be exercised and which type or portions of collateral are to be proceeded against and the order of application of the proceeds of any such collateral as against particular Liabilities.

10. No Waiver. No waiver of any default hereunder or under any Note shall extend to or shall affect any subsequent or other then existing defaults or shall impair any rights, remedies or powers of Bank. No delay or omission of Bank or any subsequent holder of any Note to exercise any right, remedy or power upon default shall be construed as a waiver of any such default or acquiescence therein.

11. Addresses. Any notice or demand which by any provision of this Credit Agreement is required or provided to be given shall be deemed to have been sufficiently given or served for all purposes by being sent as registered or certified mail, postage and registration or certification charges prepaid, to the following addresses:

If to Borrower:	Kinpak Inc.
4041 S.W. 47th Avenue
Ft. Lauderdale, Florida 33314
Attention: Jeffrey S Barocas
Facsimile: 954-587-2813

To Bank:	Regions Bank
201 Monroe Street, Suite 200
Montgomery, Alabama 36104
Attention: Draper L. Stanford

Bank and Borrower each may change its address for notices or payments, as appropriate, by providing written notice to the others listed above at the address then in effect.

12. Binding Effect. All of the terms and provisions of this Credit Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

13. Headings. The headings of the articles, sections, paragraphs and subdivisions of this Credit Agreement are for convenience of reference only, are not to be considered a part hereof, and shall not limit or otherwise affect any of the terms hereof.

14. Survival of Covenants. All covenants, agreements, representations and warranties made herein or delivered by Borrower to Bank shall be deemed to have been material and relied on by Bank, notwithstanding any investigation made by or on behalf of Bank, and shall survive the execution and delivery to Bank of the Notes.

15. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

16. Controlling Law. This Credit Agreement shall be governed by and construed in accordance with the laws of the State of Alabama. BORROWER HEREBY CONSENTS TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF ALABAMA IN CONNECTION WITH ANY CONTROVERSY INVOLVING OR RELATED TO ANY OF THE LOAN DOCUMENTS, WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT, AND AGREES THAT ANY LITIGATION INITIATED BY BORROWER OR ON BORROWER’S BEHALF AGAINST BANK IN CONNECTION WITH ANY OF THE LOAN DOCUMENTS SHALL BE VENUED IN EITHER THE CIRCUIT COURT OF MONTGOMERY COUNTY, ALABAMA, OR THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF ALABAMA.

17. Waiver of Jury Trial. BORROWER AND BANK HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

18. Costs and Expenses. Whether or not the transactions contemplated by this Credit Agreement shall be consummated, Borrower shall bear any expenses (including fees and expenses of counsel for Bank) in connection with the preparation of the Loan Documents and also in connection with any modification thereto; any of the Bank’s out-of-pocket expenses in connection with the matters contemplated hereby, including but not limited to the cost of the Appraisals. If, at any time or times hereafter, upon an Event of Default hereunder, the Bank employs counsel to advise or provide other representation with respect to the Loan Documents, or any other agreement, document or instruments heretofore, now or hereafter executed by Borrower and delivered to the Bank, or to collect the balance due under the Loan, or to commence, defend or intervene, file a petition, complaint, answer, motion or other pleadings or to take any other action in or with respect to any suit or proceeding relating to the Loan Documents, or any other agreement, instrument or document heretofore, now or hereafter executed by Borrower and delivered to the Bank or to protect, collect, lease, sell, take possession of or liquidate any of the security for the Loan or attempt to enforce any rights of the Bank or corporation which may be obligated to the Bank by virtue of the Loan Documents or any other agreement, document, or instrument heretofore, now or hereafter delivered to the Bank by or for the benefit of Borrower; then, in any such events, and provided the Bank prevails in such action or other proceeding, all of the reasonable attorneys’ fees arising from such services and any expenses, costs, and charges relating thereto shall constitute additional obligations of Borrower to the Bank payable on demand of the Bank.

19. Merger. This Credit Agreement and the instruments referred to herein supersede and incorporate all representations, promises, and statements, oral or written, made in connection with the Loan.

20. Amendment. This Credit Agreement may not be varied, altered, or amended except by a written instrument executed by an authorized officer of Bank and Borrower.

21. Counterparts. This Credit Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument.

22. Acceptance. The Loan Documents shall not be effective until accepted by Bank.

IN WITNESS WHEREOF, the parties have executed this Credit Agreement on the day and year first above written.

REGIONS BANK

/s/ Draper L. Stanford
By:	Draper L. Stanford
Its:	Senior Vice President

KINPAK INC.,
an Alabama Corporation

/s/ Jeffrey S Barocas
By:	Jeffrey S Barocas
Its:	Chief Financial Officer

GUARANTOR:

OCEAN BIO-CHEM, INC.,
a Florida corporation

/s/ Jeffrey S Barocas
By:	Jeffrey S Barocas
Its:	Chief Financial Officer